UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 24, 2007
Date of Earliest Event Reported: July 27, 2007

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On July 24, 2007, Office Depot, Inc. (the “Company”) appointed Steven M. Schmidt as the Company’s new President of North American Business Solutions Division. Mr. Schmidt has more than 30 years of diverse business expertise and leadership experience. Prior to joining the Company Mr. Schmidt served as President and Chief Executive Officer of the ACNielsen Corporation, which is one of the largest businesses of The Nielsen Company, a global information and media company. Prior to ACNielsen, Mr. Schmidt spent eight years at the Pillsbury Food Company, serving as President of their Canadian and Southeast Asian operations. He has also held management positions at PepsiCo and Procter & Gamble. Mr. Schmidt has a Bachelor’s Degree in Industrial Administration from Purdue University.

Mr. Schmidt succeeds Ms. Cindy Campbell, who has served as Executive Vice President of the Business Solutions Division since 2003. Ms. Campbell will continue as an Executive Vice President until her planned retirement in March 2008.

The material terms of Mr. Schmidt’s employment are set forth below.

Term:	None stated; employment is at will.

Base Salary:	$625,000 annualized

Bonuses:	A bonus calculated at target (75% of base salary), prorated for the period of employment during 2007 and payable in March 2008.

Equity Award:
A new hire stock award in an amount of securities equal to a total market value of $2.5 million determined by using the Black-Scholes pricing methodology and the fair market value of Office Depot’s stock on the date of the grant. Forty percent (40%) delivered in stock options and sixty percent (60%) delivered in restricted stock. The award will vest over three years.

Employee Benefits:	Comparable to other Executive Vice Presidents of the Company.

Non-Compete Agreement:	Mr. Schmidt has entered into the Company’s standard agreement pertaining to non-competition, non-solicitation and confidentiality.

Severance:
In the event Mr. Schmidt is terminated other than for cause due to no fault of his own, he will be entitled to receive (a) a lump sum amount equal to the sum of eighteen (18) months of his annual base salary determined at the time of separation, (b) a lump sum amount equal to eighteen (18) months of the monthly COBRA premium for the type of coverage selected under the Office Depot group health plan at the time of termination, (c) a pro-rata bonus calculated at target for the beginning of the calendar year of termination through the date of termination, and (d) a bonus calculated at target for the calendar year prior to the year of termination to the extent unpaid at the date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: July 27, 2007	By:	/s/ Elisa D. Garcia C.

Elisa D. Garcia C.
Executive Vice President, General Counsel &
Corporate Secretary